         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant    X
                              -----

     Filed by a party other than the registrant        _____
     Check the appropriate line:

     ___  Preliminary proxy statement

     _X_  Definitive proxy statement

     ___  Definitive additional materials

     ___  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                Staples, Inc.
     ------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                                Staples, Inc.
     ------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate line):

     _X_  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).

     ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

          ---------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------


     ---- Check if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form schedule or registration statement no.:

     -------------------------------------------------------------------------

     (3)  Filing party:

     -------------------------------------------------------------------------

     (4)  Date filed:

     -------------------------------------------------------------------------

                                STAPLES, INC.
                           100 Pennsylvania Avenue
                       Framingham, Massachusetts 01701

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                          ON THURSDAY, JUNE 29, 1995

        The Annual Meeting of Stockholders of Staples, Inc. will be held at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts, on Thursday, June 29, 1995 at 2:30 p.m., local time, to consider and act upon the following matters:

(1)  To elect three Class 1 Directors to serve for a three-year term.

(2) To ratify the selection of Ernst & Young, LLP as Staples' independent auditors for the current fiscal year.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on May 8, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

                              By Order of the Board of Directors,


                              Peter M. Schwarzenbach,
                              Secretary

Framingham, Massachusetts
May 25, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER
TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                STAPLES, INC.
                           100 Pennsylvania Avenue
                       Framingham, Massachusetts 01701

                               PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               ON JUNE 29, 1995

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. for use at the Annual Meeting of Stockholders to be held on June 29, 1995 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary or by voting in person at the Annual Meeting.

        At the close of business on May 8, 1995, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 63,174,557 shares of Common Stock (constituting all of the voting stock of Staples). Holders of Common Stock are entitled to one vote per share. All references in this Proxy Statement to historical transactions in Common Stock reflect the three- for-two stock splits effected in the form of 50% stock dividends distributed on December 13, 1993 and October 28, 1994.

         Staples' Annual Report for the fiscal year ended January 28, 1995 was mailed to stockholders, along with these proxy materials, on or about May 25, 1994.


                                VOTES REQUIRED

        The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of Directors.

        The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting for election of directors.

                            ELECTION OF DIRECTORS

         Staples' Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). The persons named in the enclosed proxy will vote to elect W. Lawrence Heisey, Martin Trust and Paul F. Walsh as Class
1 Directors for terms expiring at the 1998 Annual Meeting, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each of Messrs. Heisey, Trust and Walsh is currently a Class 1 Director of Staples. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.


              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young, LLP as Staples' independent auditors for the current fiscal year. Ernst & Young has served as Staples' independent auditors since Staples' inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                                OTHER MATTERS

        The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their out-of-pocket expenses in this connection.

        Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by Staples at its principal office in Framingham, Massachusetts not later than January 26, 1996 for inclusion in the proxy statement for that meeting.

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth the beneficial ownership of Staples'
Common Stock as of February 28, 1995 (i) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of Common Stock,
(ii) by each Director, (iii) by each of the Senior Executives named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current Directors and executive officers as a group:


                                           NUMBER OF SHARES  PERCENTAGE OF
                                             BENEFICIALLY     OUTSTANDING
BENEFICIAL OWNER                               OWNED (1)    COMMON STOCK (2)
- ----------------                               ---------    ----------------
5% Stockholders
- ---------------

FMR Corp. (3)                                  8,955,500         14.24%
82 Devonshire Street
Boston, MA  02109

Jundt Associates, Inc. (4)                     3,803,599          6.05%
1550 Utica Avenue South
Suite 950
Minneapolis, MN  55416

Directors
- ---------

Thomas G. Stemberg (5)                         1,439,445          2.27%
Martin Trust (6)                               1,011,703          1.61%
Leo Kahn (7)                                     453,824            *
Robert C. Nakasone                               162,588            *
David G. Lubrano (8)                             150,010            *
Rowland Moriarty (9)                              97,268            *
Paul F. Walsh                                     44,624            *
W. Mitt Romney (10)                               42,649            *
Stephen T. Westerfield                            20,501            *
Mary Elizabeth Burton                              6,696            *
W. Lawrence Heisey                                 2,250            *

Other Senior Executives
- -----------------------

Martin E. Hanaka                                --------            *
John B. Wilson                                   126,816            *
Louis R. Pepi                                    147,076            *
Joseph S. Vassalluzzo                            183,270            *

All Current Directors and Executive            5,843,892          9.06%
Officers as a Group (22 persons) (1)

- -----------------------

* Less than 1%

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. For purposes of this table and the following footnotes, each of the following persons is deemed to beneficially own any shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 28, 1995 or upon conversion of Staples' 5% Convertible Subordinated Debentures due 1999 (the "Debentures"): Mr. Stemberg 613,125 shares; Mr. Trust 18,750 shares; Mr. Kahn 24,374 shares; Mr. Nakasone 24,374 shares; Mr. Lubrano 34,374 shares; Mr. Moriarty 24,374 shares; Mr. Walsh 41,249 shares; Mr. Romney 24,374 shares; Mr. Westerfield 20,479 shares; Ms. Burton 6,696 shares; Mr. Wilson 123,750 shares; Mr. Pepi 139,186 shares; and Mr. Vassalluzzo 181,050 shares; all Directors and executive officers as a group 1,611,215 shares.

(2) Number of shares deemed outstanding includes 62,874,582 shares outstanding as of February 28, 1995, any shares subject to stock options held by the person or entity in question, and any shares issuable upon conversion of the Debentures held by the person or entity in question.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1995.

(4) Based on a Schedule 13G filed with Securities and Exchange Commission on February 8, 1995.

(5) Includes 96,525 shares owned by the Thomas G. Stemberg Family Trust and 1,125 shares owned by his wife.

(6) Includes 967,081 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 3,375 shares held by Mr. Trust's wife.

(7) Includes 51,750 shares owned of record and beneficially by a trust for the benefit of Mr. Kahn's wife.

(8) Includes 15,750 shares held by the Jean Lubrano Trust, of which Mr. Lubrano is a trustee.

(9) Includes 12,450 shares held by trusts for the benefit of Mr. Moriarty's children. Mr. Moriarty is not a trustee of the trusts for the benefit of his children.

(10) Includes 9,118 shares subject to stock options held by The Bain
     Capital Fund Limited Partnership, and 1,007 shares subject to stock options held by The Bain Capital Fund Limited Partnership II. Mr. Romney is a general partner of The Bain Capital Fund Limited Partnership and The Bain Capital Fund Limited Partnership II and has shared investment and voting power with respect to these shares.

                  DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES

        Set forth below are the names and certain information with respect to each Director and executive officer of Staples, including the three nominees for re-election as Class 1 Directors.

Class 1 Directors holding office for term expiring at the 1995 Annual Meeting:

        W. LAWRENCE HEISEY*, age 64, has been a Director since November 1994. Mr. Heisey has served as Chairman Emeritus of Harlequin Enterprises Limited of Toronto, Canada since May 1990 and was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994.

        MARTIN TRUST*, age 60, has been a Director since June 1987. Mr. Trust has served as President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel, and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is a Director of The Limited, Inc.

        PAUL F. WALSH*, age 45, has been a Director since December 1990. Mr. Walsh has served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company, since February 1995. From January 1990 to February 1995 he was Chairman of BancOne Diversified Services Corporation, a financial services company.

        STEPHEN T. WESTERFIELD, age 52, has been a Director since September 1992. Mr. Westerfield has been President and Chief Executive Officer of STW International, a retail consulting firm, since October 1992. From June 1989 to October 1992 he was President and Chief Executive Officer of Office Mart Holdings Corp., the operator of WORKplace office product stores, which was acquired by Staples in 1992.

Class 2 Directors holding office for term expiring at the 1996 Annual Meeting:

         DAVID G. LUBRANO, age 64, has been a Director since February 1987. Mr. Lubrano has been a private investor and business consultant since January 1990.

        ROWLAND T. MORIARTY, age 48, has been a Director since March 1986. Mr. Moriarty has been Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since September

- -----------------------------------

* Candidate for election term expiring at 1998 Annual Meeting.

1992. He was a professor at Harvard Business School from September 1981 to September 1992. Mr. Moriarty is a Director of Capital American Financial Corp.

        W. MITT ROMNEY, age 48, has been a Director since January 1986. Since May 1992, Mr. Romney has been the Chief Executive Officer of Bain Capital, Inc., a firm which manages certain venture capital funds. Mr. Romney has been a general partner and the managing partner of Bain Capital Partners, and of Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. Mr. Romney served as CEO of Bain & Company, Inc., a management consulting firm, from 1991 to 1993, and now serves as a director of such firm. Mr. Romney is a Director of Marriott International, Inc., The Sports Authority, Inc., and Neostar Retail Group, Inc.


        MARY ELIZABETH BURTON, age 43, has been a Director since June 1993. Ms. Burton has served as Chief Executive Officer at BB Capital, Inc., an investment company, since June 1994. From August 1992 to June of 1994 she was Chairman and Chief Executive Officer of Supertans, Inc., a chain of tanning salons. From July 1991 to July 1992 she was Chairman and Chief Executive Officer of Postal Instant Press, a chain of business printers, and from September 1987 to June 1991 Ms. Burton was Chairman and Chief Executive Officer of Supercuts, Inc., a chain of haircare salons. She is a Director of Gantos, Inc.

Class 3 Directors holding office for term expiring at the 1997 Annual Meeting:

        LEO KAHN, age 78, is a co-founder of Staples and has been a Director since January 1986. Mr. Kahn has been a partner in United Properties Group, a real estate partnership, since April 1985. Mr. Kahn is a Director of Grossman's, Inc.

        ROBERT C. NAKASONE, age 47, has been a Director since January 1986. Mr. Nakasone has served as President and Chief Operating Officer of Toys "R" Us, Inc., a retail store chain, since January 1994. From January 1989 to January 1994, Mr. Nakasone served as Vice Chairman and President of Worldwide Toy Stores of Toys "R" Us. Mr. Nakasone is a Director of Toys "R" Us.

        THOMAS G. STEMBERG, age 46, is a co-founder of Staples and has been a Director since January 1986. Mr. Stemberg has served as Staples' Chairman of the Board of Directors and Chief Executive Officer since February 1988. Mr. Stemberg is a Director of PETsMART, Inc. and Duane Reade, Inc.

Executive Officers

   In addition to Mr. Stemberg, the following are the executive officers of
Staples:

        MARTIN E. HANAKA, age 46, has served as President and Chief Operating Officer of Staples since August 1994. From October 1992 to August 1994 he was President and Chief Operating Officer and Executive Vice President of Lechmere, Inc. Prior to joining Lechmere, Inc., he was with Sears Roebuck & Co. where, since 1990, he served in various capacities including Vice President-Brand Central, Region Manager - Mid-South and General Manager-Sears Travel.

        JACK C. BINGLEMAN, age 52, has served as President-North American Superstores since August 1994. He was President of The Business Depot, Ltd. from its founding in 1990 until its acquisition by Staples in August 1994.

        TODD J. KRASNOW, age 37, has served as Executive Vice President - Sales & Marketing of Staples since April 1994. Previously he served as Senior Vice President - Sales & Marketing from November 1993 until April 1994, and from May 1992 until November 1993 he served as Senior Vice President - Joint Ventures. Prior to holding that position, he was Vice President - Marketing & Systems, California Operations from April 1990 until May 1992.

        LOUIS R. PEPI, age 51, has served as Executive Vice President - Human Resources of Staples since August 1994. Mr. Pepi joined Staples in October 1990 and served as Executive Vice President - Operations until April 1993, and thereafter until August 1994 as President of the "Staples, The Office Superstore" division. Prior to joining Staples, he had been President of the Ohio Valley Division of Super Value Stores, Inc., a wholesale food distributor.

        RONALD L. SARGENT, age 39, has served as President - Staples Contract & Commercial since June 1994. From September 1991 until June 1994 he served as Vice President - Staples Direct and Executive Vice President - Contract & Commercial. Mr. Sargent joined Staples in March 1989 and served as Regional Vice President - Operations until June 1990. From June 1990 to September 1991, he served as Vice President - Administration, Research and Properties of Staples.

        JOSEPH S. VASSALLUZZO, age 47, has served as Executive Vice President - Global Growth & Development of Staples since November 1993. Mr. Vassalluzzo joined Staples in September 1989 and served as Executive Vice President - Growth & Development until April 1993. From April 1993 until November 1993 he served as Executive Vice President - Growth and Support Services.

        JOHN B. WILSON, age 35, has served as Executive Vice President - Finance & Strategy and Chief Financial Officer of Staples since November 1992. He was Senior Vice President, Corporate Planning of NWA, Inc., the parent company of Northwest Airlines, Inc., from October 1990 to October 1992. From June 1986 to October 1990, Mr. Wilson was an employee of Bain & Company, Inc., where he held positions ranging from Consultant to Vice President.

        JAMES E. FLAVIN, age 52, has served as Senior Vice President - Finance and Corporate Controller of Staples since joining Staples in February 1995. Prior to joining Staples, he was with Filene's in various capacities, most recently as Senior Vice President Finance & MIS of the Filene's Division of May Department Stores Co.

        HENRY P. EPSTEIN, age 59, has served as Vice President - Contract Development & Operations of Staples since April 1994. Since April 1970, Mr. Epstein has been the Chairman of Spectrum Office Products Inc., which became a subsidiary of Staples in March 1994.

        ROBERT S. FRIED, age 46, has served as Vice President and Chief Technology Officer of Staples since joining Staples in February 1993. From December 1987 to January 1993 he served as Director, European Information Systems of Honeywell, Inc., an automation and control company.

        EVAN P. STERN, age 53, since November 1994 has served as President of National Office Supply Company, Inc. which became a subsidiary of Staples in February 1994. Prior to that he served as President and Chief Operating Officer of National Office Supply Company, Inc.

        Staples' Chairman of the Board of Directors is elected by the Board of Directors for a one-year term and serves at the discretion of the Board. All other executive officers of Staples are appointed by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the executive officers or Directors of Staples.

BOARD AND COMMITTEE MEETINGS

        The Audit Committee of the Board of Directors provides the opportunity for direct contact between Staples' independent auditors and the Board. The Audit Committee reviews the auditors' performance in the annual audit and, in assignments unrelated to the audit, reviews auditors' fees, discusses Staples' internal accounting control policies and procedures and considers and recommends the selection of Staples' independent auditors. The Audit Committee met four times during the fiscal year ended January 28, 1995. The current Audit Committee members are Messrs. Walsh (Chairman), Lubrano and Westerfield and Ms. Burton.

        The Compensation Committee of the Board of Directors sets the compensation levels of executive officers (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs, administers Staples' stock option, stock purchase and other employee benefit plans and authorizes option grants under the 1987 and 1992 Stock Option Plans. The Compensation Committee met five times during the fiscal year ended January 28, 1995. The current members of the Compensation Committee are Messrs. Nakasone (Chairman), Kahn, Trust and Lubrano.

        The Nominating Committee of the Board of Directors provides recommendations to the Board regarding nominees for director. The Nominating Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit recommendations to the Secretary who will forward them to the Nominating Committee for consideration. The Nominating Committee met four times during the fiscal year ended January 28, 1995. The current members of the Nominating Committee are Messrs. Moriarty (Chairman), Romney and Walsh.

        The Board of Directors met seven times during the fiscal year ended January 28, 1995. Each incumbent Director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she then served, with the exception of Mr. Romney and Mr. Trust. At its meeting on February 3, 1994, the Board of Directors voted to excuse Mr. Romney from attending Board and committee meetings in 1994 due to his plans to seek election as a United States Senator from Massachusetts.

DIRECTOR COMPENSATION

        Each non-employee Director receives a fee of $1,000 for each Board of Directors meeting attended and $300 for each Committee meeting attended. All Directors are reimbursed for certain company-related travel expenses.

        The 1990 Director Stock Option Plan of Staples (the "Director Plan") provides for the annual grant of an option to purchase 5,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, to each non-employee Director who attends during a fiscal year at least 75% of the total number of Board of Directors meetings held while he or she was a Director (excluding meetings held by telephone conference on less than seven days notice, of which there were two in 1994) and meetings of committees of the Board of Directors on which he or she then served during the fiscal year. The Director Plan provides for a pro rata reduction in the number of shares subject to the option granted to a director for the fiscal year in which he or she was initially elected to the Board based on the number of Board meetings held during the fiscal year following his or her election to the Board. Pursuant to this provision and with respect to the fiscal year ended January 28, 1995, on March 16, 1995 each of Messrs. Kahn, Lubrano, Moriarty, Nakasone, Trust, Walsh, Westerfield, and Ms. Burton was granted an option to purchase 5,000 shares of Common Stock and Mr. Heisey was granted an option to purchase 833 shares of Common Stock, each at an exercise price of $28.125 per share.

        In addition, the Director Plan provides for the grant to each non-employee Director, upon his or her initial election as a Director, of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. On November 29, 1994 Mr. Heisey was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $22.50 per share.

        All stock options granted under the Director Plan become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. In the event of a "Change in Control" of Staples (as defined in the Director Plan), all options outstanding under the Director Plan automatically become exercisable in full, unless the Board of Directors expressly determines that the "Change in Control" provisions of the Director Plan should not be triggered. An optionee generally may exercise an option granted under the Director Plan, to the extent exercisable, only while he or she is a

Director of Staples and for up to six months thereafter. Unexercised options expire ten years after the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive
Officer and Staples' four other most highly compensated executive officers during the fiscal year ended January 28, 1995 (the "Senior Executives").

                         SUMMARY COMPENSATION TABLE
                                                           LONG TERM
                                                          COMPENSATION
                                ANNUAL COMPENSATION (1)      AWARDS
                          ------------------------------- ------------
        NAME AND          FISCAL                                         ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY       BONUS (2)    OPTIONS   COMPENSATION (3)
   ------------------      ----    ------       ---------    -------   ----------------
Thomas G. Stemberg         1994    $349,167     $300,888     213,750      $  1,324
 Chairman and CEO          1993     296,000            0     180,000        19,922
                           1992     251,100      188,841     900,000           816

Martin E. Hanaka           1994     163,333(4)   241,175(4)  162,499             0
 President and COO         1993
                           1992

John B. Wilson             1994     282,083      192,053      58,500        76,682(6)
 Exec. V.P. - Finance &    1993     250,000      125,000(5)  135,000       113,325
 Strategy and CFO          1992      53,225            0     180,000        17,760

Joseph S. Vassalluzzo      1994     247,083      186,849      37,500         1,086
 Exec. V.P. - Global       1993     209,792            0     135,000        12,308
 Growth & Development      1992     173,875       87,307      22,500           575

Louis R. Pepi              1994     259,167      116,493      37,500             0
 Exec. V.P. - Human        1993     226,250            0     146,250        16,738
 Resources                 1992     164,167       82,565      11,250           535

- -------------------

(1)  In accordance with the rules of the Securities and Exchange
     Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive.

(2) Except as noted below, represents amounts paid under Staples' executive bonus plan for the relevant fiscal year.

(3) Except as noted below, represents the full dollar amount of insurance premiums paid by Staples with respect to life insurance for the benefit of the Senior Executive.

(4) Mr. Hanaka joined Staples in August 1994. Bonus payment for 1994 was calculated based on the full year results and Mr. Hanaka's annualized salary of $350,000 pursuant to his offer of employment.

(5) Mr. Wilson joined Staples in November, 1992. Payment reflects a guaranteed minimum bonus payment for the first full year of employment pursuant to Mr. Wilson's offer of employment.

(6) Includes $76,030, $102,810 and $17,760 for reimbursement of relocation expenses in fiscal 1994, 1993 and 1992, respectively.

Option Grants

        The following table sets forth certain information concerning grants of stock options during the fiscal year ended January 28, 1995 to each of the Senior Executives.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                       ------------------------------------------------
                                     PERCENT OF                        POTENTIAL REALIZABLE VALUE AT ASSUMED
                                   TOTAL OPTIONS                           ANNUAL RATE OF STOCK PRICE
                       NUMBER OF     GRANTED TO   EXERCISE               APPRECIATION FOR OPTION TERM (3)
                        OPTIONS     EMPLOYEES IN  PRICE PER  EXPIRATION  -------------------------------
       NAME            GRANTED(1)    FISCAL YEAR  SHARE (2)     DATE       0%       5%          10%
       ----            ----------    -----------  ---------     ----       --       --          ---
Thomas G. Stemberg      213,750         6.13%      $19.75      9/23/04     $0   $2,654,918   $6,728,083

Martin E. Hanaka         87,499         2.51%      $17.67      8/15/04      0     $972,338   $2,464,096
                         75,000         2.15%      $19.75      9/23/04      0     $931,552   $2,360,730

John B. Wilson           58,500         1.68%      $19.75      9/23/04      0     $726,611   $1,841,369

Louis R. Pepi            37,500         1.07%      $19.75      9/23/04      0     $465,776   $1,180,365

Joseph S. Vassalluzzo    37,500         1.07%      $19.75      9/23/04      0     $465,776   $1,180,365

- ------------------

(1) Each of the options granted becomes exercisable in full on the third anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date. The exercisability of the options is accelerated under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives."

(2) The exercise price is equal to the fair market value per share of Common Stock on the date of grant.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

Option Exercises and Holdings

        The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended January 28, 1995 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on January 28, 1995.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES
                      NO. OF SHARES              NUMBER OF SHARES OF COMMON
                        OF COMMON                     STOCK UNDERLYING          VALUE OF UNEXERCISED
                         STOCK                     UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                        ACQUIRED       VALUE         FISCAL YEAR END            FISCAL YEAR END (2)
    NAME              ON EXERCISE   REALIZED (1)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
    ----              -----------   ------------  -------------------------   -------------------------
Thomas G. Stemberg           0         $      0        613,125 / 826,875        $6,331,420 / $6,947,052

Martin E. Hanaka             0                0              0 / 162,499                  $0 / $913,532

John B. Wilson               0                0        123,750 / 249,750        $1,200,942 / $2,261,070

Louis R. Pepi           35,000          496,967        169,186 / 158,439        $2,909,098 / $1,589,629

Joseph S. Vassalluzzo   52,500          623,312        181,050 / 155,625        $2,859,160 / $1,540,161

- -----------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on January 27, 1995 ($24.25 per share), less the option exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS WITH SENIOR EXECUTIVES

        In May 1995, Staples entered into Severance Benefit Agreements (the "Severance Agreements") with its executive officers, including the Senior Executives, which superseded the employment agreements and employee retention agreements previously in place with each Senior Executive. Under the Severance Agreements, which expire May 31, 2000, the Senior Executives would be entitled to continuation of salary and other benefits for (i) 18 months in the case of Messrs. Stemberg and Hanaka, (ii) 12 months in the case of Messrs. Wilson and Vassalluzzo, and (iii) 6 months in the case of Mr. Pepi, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of 6 months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in an acceleration of the exercisability of options held by Senior Executives pursuant to the terms of such options.

        Pursuant to his offer of employment, Mr. Hanaka was granted the opportunity to earn a bonus for 1994 based on his annualized base salary; in addition, the exercisability of Mr. Hanaka's options to purchase shares granted on August 15, 1994 and September 23, 1994 accelerates if his employment is terminated without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Messrs. Kahn, Lubrano, Nakasone and Trust, non-employee Directors of Staples, served on the Compensation Committee for the entire fiscal year ended January 28, 1995.

        Staples leases its Tysons Corner, Virginia store from Toys "R" Us. Mr. Nakasone is President and Chief Operating Officer of Toys "R" Us. Under the terms of the lease, which commenced on February 1, 1988, Staples was required to pay Toys "R" Us annual rent in the amount of $374,000 for each of the first five years of the lease term and is required to pay the amount of $430,100 for each of the succeeding five years. The term of the lease is ten years and Staples may renew the lease for an additional ten-year period at an increased rent. In addition, Staples has proposed to purchase an assignment of a lease for a store in Escondido, California from Kids "R" Us, a subsidiary of Toys "R" Us, for $525,717.

        Mr. Kahn is a Trustee of Atlas-Danvers Realty Trust. In 1991, Staples entered into a lease with Atlas-Danvers Realty Trust for space in Danvers, Massachusetts for an initial term of 15 years at an initial base annual rent of $212,100. In addition, Mr. Kahn is a partner in United Properties Group. In 1990, Staples entered into a lease with United Properties Group for space in Seekonk, Massachusetts for a term of 10 years at an initial base annual rent of $154,000 for the first five years and $171,000 thereafter.

        In September 1993, Staples entered into an agreement with Super Office, Ltd., an Israeli corporation. Pursuant to this agreement Staples agreed to sell office products to Super Office for sale in Israel for a period of three years. During the fiscal year ended January 28, 1995, Super Office paid Staples $318,145 under this agreement. Mr. Kahn is currently a Director and holder of approximately 12% of the common stock of Super Office.

CERTAIN TRANSACTIONS

        Mr. Romney, a Director of Staples, was Chief Executive Officer of Bain & Company, Inc. ("Bain"), a management consulting firm, until November 1993. He currently serves as a Director of Bain. Staples from time to time has engaged Bain to provide consulting services on several major projects, some of which remain active. During the fiscal year ended January 28, 1995, Staples paid $505,807 to Bain for services in connection with several consulting projects.

        In connection with Staples' acquisition of the stock of National Office Supply Company, Inc. ("NOS"), Staples acquired leases between NOS and certain partnerships of which Evan Stern is a partner in Chicago, Illinois and Hackensack, New Jersey. Annual rental payments in 1994 were $680,000 and $532,432, respectively. In addition, Staples' subsidiary, Spectrum Office Products Inc., leases its facility in Rochester, New York from a partnership of which Henry Epstein is partner. Rental payments in fiscal 1994 amounted to $570,515. Each of the above transactions was entered into prior to the acquisition of such by companies by Staples.

        See "Compensation Committee Interlocks and Insider Participation" above for information relating to certain transactions between Staples and entities in which either Mr. Kahn or Mr. Nakasone, Directors of Staples, have an interest.

        Staples has a policy that transactions and loans, if any, between Staples and its officers, Directors and affiliates will be on terms no less favorable to Staples than could be obtained from unrelated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors. In addition, this policy mandates that Staples may make loans to such officers, Directors and affiliates for bona fide business purposes only. In accordance with Staples' policy, each of the above transactions was approved by both the Board of Directors and the disinterested members of the Board of Directors. In the case of each of the lease transactions, Staples believes that the terms are no less favorable than could be obtained from unrelated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Staples' executive compensation program is administered by the Compensation Committee composed of the four non-employee directors listed below. Staples' executive compensation program is designed to retain and reward executives who are responsible for leading Staples in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of Staples' executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses Staples' compensation policies for the fiscal year ended January 28, 1995 ("fiscal 1994") as they affected the Chief Executive Officer and the other executive officers of Staples.

Compensation Philosophy

        The objectives of the executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of Staples' stockholders, (ii) motivate and reward high levels of performance,
(iii) recognize and reward the achievement of team and/or individual goals and
(iv) enable Staples to attract, retain and reward executive officers who contribute to the long-term success of Staples.

        In furtherance of these objectives, the Committee's executive compensation philosophy is that a significant portion of executive compensation should be tied to the performance of Staples. The base salaries paid to executives are targeted by the Committee to fall below the median of the base salary believed to be paid to comparable executives of comparable companies. Staples seeks, however, to provide its executives with opportunities for compensation substantially higher than base salary through performance-based bonuses and stock options. The Committee believes that bonus awards tied to achievement of pre-approved, budgeted sales, earnings and customer service goals serve as an influential motivator to its executives and help to align the executives' interests with those of the stockholders of Staples. The Committee also believes that a substantial portion of the compensation of Staples' executives should be linked through Staples' stock option program to the success of Staples' stock in the marketplace. Stock options further align the interests of management and stockholders and assist in the retention of valued executives.

        During fiscal 1994, Staples engaged the international compensation and human resources consulting firm of The Wyatt Company to evaluate Staples' compensation program, compare it to other relevant companies, and make recommendations consistent with Staples' objectives and philosophy. In compiling the comparative information, Wyatt utilized public and proprietary information regarding executive compensation for retail companies and companies in other markets believed by Wyatt to be relevant to Staples. Certain of these companies are included in the Standard and Poor's Retail Composite Index contained in the stock performance graph on page 14.

Implementation of Compensation Program

        Based on the information in the Wyatt study and consistent with Staples' objectives and philosophy, the Committee targeted total annual compensation - - consisting of the three principal elements of salary, cash bonus and stock options -- to fall above total annual compensation for similar positions in the group of companies used in the Wyatt study.

- -- SALARIES: The Compensation Committee targeted base annual salary for executives to be slightly below the average of annual base salary for comparable positions in the Wyatt study group.

- -- BONUS: Each of Staples' executives, including the Senior Executives, was eligible to participate in Staples' executive bonus plan in fiscal 1994 ("Bonus Plan"). The Bonus Plan provided for the payment of cash bonuses based on Staples' attainment of objectives relating to annual sales and earnings before taxes, with equal weighting given to sales and earnings. Bonuses for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer were based on company-wide sales and earnings goals, while objectives for certain other executives also contained goals for the particular business unit over which such executive exercised responsibility. The sales and earnings objectives for fiscal 1994 were determined by the Committee, and approved by the Board, at the beginning of fiscal 1994 based on Staples' budget. The Committee established target bonuses for executives in an attempt to bring the cash portion of total annual compensation (base salary plus target bonus) to approximately the median of the cash compensation paid to the Wyatt comparison group. The Bonus Plan also contained a component providing for the potential to earn up to an additional 15% of the sales/earnings bonus if Staples met certain customer service and customer retention goals.


    For fiscal 1994, Staples met or exceeded its sales and earnings objectives on a company-wide basis and for certain business units. Bonuses paid to Senior Executives ranged from 87% to 146% of targeted amounts with an additional 3% of earned bonus paid for achievement of certain customer service goals.

- -- STOCK OPTIONS: In addition to base salary and bonus, Staples' executives also were granted performance-based long-term incentives represented by stock options, which were valued by Wyatt using a modified Black-Scholes methodology. The exercise price of all options granted was the fair market value of the Common Stock on the date of grant. The options granted under the option program since September 1, 1994 vest in full on the third anniversary of the date of grant to further encourage retention and promote identity of interest with Staples stockholders. Prior to September 1994, certain executives were granted additional options as an inducement to join Staples or in recognition of promotions or special achievement, which options vest on a cumulative annual basis over a three or four year period.

        Mr. Stemberg, Staples' Chief Executive Officer, is eligible to participate in the same executive compensation program available to Staples executives and his total annual compensation, including compensation derived from Staples' bonus program and stock option program, was set by the Committee in accordance with the same criteria. Mr. Stemberg's annual salary was increased in fiscal 1994 from $300,000 to $400,000 which was below the minimum amount of the base salary range recommended by Wyatt for Staples' CEO position and at the low end of the range of the Wyatt comparison group. Under the Bonus Plan, Mr. Stemberg was paid a bonus of $300,888, placing his total cash compensation at approximately the median of the Wyatt Comparison group. In fiscal 1994, the Committee granted Mr. Stemberg an option to purchase 142,500 shares of Common Stock (adjusted to 213,750 shares following the 50% stock dividend effected October 28, 1994). This grant was valued and based on the same factors the Committee considered in fixing the size of other executive stock option grants. Using the Wyatt valuation for options, total annual compensation to Mr. Stemberg in fiscal 1994 placed him above the median of the Wyatt comparison group.

Tax Considerations

        Under the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to a public company's five most highly-paid executives is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. Although the Committee believes that the ability to claim such tax deductions is of value to Staples, it has decided not to submit its bonus plan for stockholder approval at this time because the Committee has determined that cash compensation to any executive is unlikely to exceed $1 million in the near future. However, the Committee has structured Staples' stock option plan so that options granted to its executives comply with the performance-based requirements of the tax law.

   COMPENSATION COMMITTEE:    Robert C. Nakasone, Chairman
                              Leo Kahn
                              David G. Lubrano
                              Martin Trust

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the Common Stock of Staples between January 27, 1990 and January 28, 1995 (the end of fiscal 1994) with the cumulative total return of (i) Standard & Poor's
500 Composite Index and (ii) the Standard & Poor's Retail Store Composite Index.
This graph assumes the investment of $100.00 on January 27, 1990 in Staples'
Common Stock, the Standard & Poor's 500 Composite Index and the Standard &
Poor's Retail Store Composite Index, and assumes dividends are reinvested.
Measurement points are January 26, 1991, February 1, 1992, January 30, 1993,
January 29, 1994 and January 28, 1995 (Staples' last five fiscal year ends).

                         TOTAL RETURN TO SHAREHOLDERS
                             DIVIDENDS REINVESTED


                                 [LINE GRAPH]


                       27-Jan-90 26-Jan-91  1-Feb-92 30-Jan-93 29-Jan-94 28-Jan-95
                       --------- ---------  -------- --------- --------- ---------
SPLS                    100.00     112.71    318.73    366.22    392.31   519.06
S & P Retail Composite  100.00     107.02    157.49    184.65    171.82   159.26
S & P 500               100.00     103.15    125.47    134.68    146.93   144.38


                                 STAPLES, INC.

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 29, 1995

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


        The undersigned, revoking all prior proxies, hereby appoint(s) Thomas G. Stemberg, John B. Wilson and Peter M. Schwarzenbach, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Staples, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts, on Thursday, June 29, 1995 at 2:30 p.m., local time, and at any adjournment thereof.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.


                                                                   -------------
        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE
                                                                        SIDE
                                                                   -------------

    / X /       Please mark
                votes as in
                this example

1. To elect W. Lawrence Heisey, Martin Trust and Paul F. Walsh as Class 1 Directors (except as marked below).

          FOR            WITHHELD

          /  /             /  /





/  /    --------------------------------------
        For all nominees except as noted above

2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current year.

   FOR                    AGAINST            ABSTAIN

  /  /                     /  /               /  /










  /  /   MARK HERE              MARK HERE       /  /
         IF YOU PLAN            FOR ADDRESS
         TO ATTEND              CHANGE AND
         THE MEETING            NOTE AT LEFT



Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.

Signature:                               Date:
           ---------------------------         -------------------------------
Signature:                               Date:
           ---------------------------         -------------------------------